As filed with the Securities and Exchange Commission on December 18, 2017
Registration No. 333-180741

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 8
TO
FORM S-11

 MVP REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	45-4963335
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8880 W. SUNSET ROAD SUITE 340,
LAS VEGAS, NV 89148
(702) 534-5577
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

MICHAEL V. SHUSTEK
8880 W. SUNSET ROAD SUITE 340
LAS VEGAS, NV 89148
(702) 534-5577
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
HILLEL T. COHN
BEN CHUNG
MORRISON & FOERSTER LLP
707 WILSHIRE BOULEVARD
LOS ANGELES, CALIFORNIA 90017
(213) 892-5500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 8 to the Registration Statement on Form S-11 (File No.  333-180741), which was first declared effective by the Securities and Exchange Commission (the "SEC") on September 25, 2012 (the "Registration Statement"),  is being filed to deregister all shares of common stock, par value $0.001 per share ("Common Stock"), of MVP REIT, Inc. (the "Company") not yet sold under the Registration Statement.  Pursuant to the Registration Statement, the Company registered up to $500,000,000 in shares of Common Stock intended to be sold in the primary offering and $50,000,000 in shares of Common Stock intended to be sold under its distribution reinvestment plan.

The Company has terminated its distribution reinvestment plan in connection with the consummation of the merger of the Company with and into a subsidiary of The Parking REIT, Inc. (previously known as MVP REIT II, Inc.). Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by deregistering all shares of the Common Stock that were registered but unsold under its distribution reinvestment plan.  The Company previously deregistered all shares of Common Stock that were registered but unsold in the primary offering pursuant to Post-Effective Amendment No. 6 to the Registration Statement filed with the SEC on April 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 18th day of December, 2017.

MVP REIT, INC.

By:	/s/ Michael V. Shustek
Michael V. Shustek
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name		Title	Date
/s/ Michael V. Shustek		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 18, 2017
Michael V. Shustek

/s/ Edwin H. Bentzen IV*		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 18, 2017
Edwin H. Bentzen IV

/s/ Robert J. Aalberts*		Director	December 18, 2017
Robert J. Aalberts

/s/ Nicolas Nilsen*		Director	December 18, 2017
Nicolas Nilsen

/s/ John E. Dawson*		Director	December 18, 2017
John E. Dawson

/s/ Daryl C. Idler, Jr.*		Director	December 18, 2017
Daryl C. Idler, Jr.

/s/ Shawn Nelson*		Director	December 18, 2017
Shawn Nelson

*By:	/s/ Michael V. Shustek	Attorney in Fact	December 18, 2017